Exhibit 99.1

Warren Resources Announces Hiring of Major Oil Company Executive to Run California Operations

NEW YORK, November 21, 2006 /PR Newswire/First Call/ - Warren Resources, Inc. (“Warren”) (Nasdaq:WRES) announced today the hiring of Mr. Bruce Berwager, a senior oil and gas industry executive with 27 years of experience, for the position of Senior Vice President and General Manager - California. He will be primarily responsible for the management of drilling and production operations of Warren’s Wilmington Townlot Unit and North Wilmington Unit oil fields in Wilmington, California.

Since September 2005, Mr. Berwager has been employed by Chevron USA Production Company, where he handled various business development, commercial and acquisition opportunities for the California Business Unit having 225,000 barrels of oil equivalent daily production. In the previous year, he was Founder and Principal of BEAM Consulting Services, a, petroleum engineering firm focused on reservoir studies, field development planning, business development and operational troubleshooting.

From 1997 to 2004, he held various senior operating positions with Venoco, Inc., a NYSE listed California based oil and gas exploration and development company with annual revenues of over $220 million. Mr. Berwager ultimately was appointed as Venoco’s Chief Operating Officer and a member of its Board of Directors.

From 1986 to 1997, he held various engineering and management positions with Conoco, Inc. (now ConocoPhillips) in the Persian Gulf, North Sea and US. From 1979 to 1986 he was employed by Unocal Corporation as a Petroleum/Drilling Engineer in Southern California involving offshore field development, exploration support and waterflood implementation.

Mr. Berwager received a Bachelor of Science in Petroleum and Natural Gas Engineering degree in 1979 from the Pennsylvania State University. He received a Master of Science in Petroleum Engineering from the University of Southern California in 1983.

In making this announcement, Warren’s Chairman and CEO, Norman F. Swanton said, “we are extremely pleased and excited to have Bruce Berwager joining our executive team. He is a very qualified oil and gas executive who will make an immediate impact upon our organization. His extensive experience in the planning and implementing of oil and gas drilling and production operations directly supports our corporate mission and growth strategy in California.”

About Warren Resources

Warren Resources, Inc. is a growing independent energy company engaged in the exploration and development of domestic natural gas and oil reserves. Warren is primarily focused on the exploration and development of coalbed methane properties located in the Rocky Mountain region and its primary and secondary water flood oil recovery programs in the Wilmington Units located in the Los Angeles Basin of California. The Company is headquartered in New York, New York, and its exploration and development subsidiary, Warren E&P, Inc., has offices in Casper, Wyoming and Long Beach, California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements that are not historical facts, are examples of forward looking statements. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including without limitation risks of declining oil and gas prices, competition for prospects, accuracy of reserve estimates, estimated rates of production, increases in drilling and lifting costs, increases in equipment and supply costs and other factors detailed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov).

Source: Warren Resources, Inc., 489 Fifth Avenue, 32nd Floor, New York, NY 10017

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